EXHIBIT 99.1
October 30, 2007
Stephen A. Snider
Chairman of the Board
UCO GP, LLC
4444 Brittmoore Road
Houston, Texas 77041
Dear Steve:
I am writing to notify you that I hereby resign from the Board of Directors of UCO GP, LLC, the general partner of the general partner of Exterran Partners, L.P., as of October 30, 2007. Please be advised that I have no disagreements with the Board or management on any matter relating to either UCO GP, LLC’s or Exterran Partnerts, L.P.’s operations, policies or practices.
Best regards,

/s/ Kirk E. Townsend Kirk E. Townsend